Exhibit 24(b)

BOARD OF DIRECTORS OF

MERRILL LYNCH & CO., INC.

Extract of Board of Director Resolutions

November 1, 2010

FURTHER RESOLVED, that Edward P. O’Keefe, Lauren Mogensen and Teresa M. Brenner, and each of them with full power to act without the other, be, and they hereby are, authorized and empowered to sign the aforesaid Registration Statement and any amendment or amendments (including any post-effective amendments) thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer or director of the Corporation.

CERTIFICATE OF ASSISTANT SECRETARY

I, Colleen O. Johnson, Assistant Secretary of Merrill Lynch & Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware, do hereby certify that the foregoing is a true and correct extract of resolutions duly adopted by a majority of the entire Board of Directors of said Corporation at a meeting of said Board of Directors held on November 1, 2010, at which meeting a quorum was present and acted throughout and that said resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of said corporation this 5th day of November, 2010.

(SEAL)

/s/ COLLEEN O. JOHNSON
Colleen O. Johnson
Assistant Secretary